UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                        FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 000-09599

                                        HIA, INC.
                  (Exact name of registrant as specified in its charter)

                                   1105 W. 122nd Avenue
                                   Westminster, CO 80234
                                       (303) 350-3282
                (Address, including zip code, and telephone number, including
		   area code,of registrant's principal executive offices)

                           Common Stock, par value $0.01 per share
                   (Title of each class of securities covered by this Form)

                                           None
                  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)     [ ]	  	   Rule 12h-3(b)(1)(i)   [ ]
      Rule 12g-4(a)(1)(ii)    [ ] 		   Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(2)(i)     [ ]		   Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(ii)    [ ]		   Rule 12h-3(b)(2)(ii)  [ ]
				   Rule 15d-6  [ ]

Approximate number of holders of record as of the certification or notice
date:   Eight

     Pursuant to the requirements of the Securities Exchange Act of 1934, HIA, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: February 15, 2006					HIA, Inc.


							By:/S/ ALAN C BERGOLD
							Name: Alan C. Bergold
							Title:   President